 EXHIBIT 10.1

MENTOR CORPORATION

WRITTEN DESCRIPTION OF DIRECTORS FEES
PURSUANT TO ITEM 601(b)(10)(iii)(A) OF REGULATION S-K

Each non-employee member of the Board of Directors of Mentor Corporation receives a quarterly fee of $12,500, equaling a total annual fee of $50,000.  The Presiding Independent Director receives an additional $5,000 per quarter, bringing the total annual fee for the Presiding Independent Director to $70,000.   The Chairperson of the audit committee receives an additional $5,000 per year; bring the total annual fee for the Chairperson to $55,000. In addition, under the Company's 2000 Long-Term Incentive Plan, each non-employee member of the Board of Directors is eligible to receive options to purchase shares of the Company's common stock.